Item 77M (for certain funds as listed below)

Note 7: Acquisition of Putnam RetirementReady 2015 Fund

On November 20, 2015, Putnam Retirement Income Fund Lifestyle 1 issued 2,418,458, 43,924, 35,434, 6,980, 76,280 and 264,709 class A, class B, class C, class M, class R and class Y shares, respectively, for 2,366,133, 43,634, 35,217, 6,910, 76,822, and 259,116 class A, class
B, class C, class M, class R and class Y shares of Putnam RetirementReady 2015 Fund to acquire that funds net assets in a tax free exchange. The purpose of the transaction, which was contemplated by the funds prospectus, was to combine two Putnam funds with substantially similar investment objectives and investment strategies into a single Putnam fund with a larger asset base and therefore potentially lower expenses for fund shareholders. The investment portfolio of Putnam RetirementReady 2015 Fund, with a fair value of $49,783,896 and an identified cost of $50,014,100 at November 20, 2015, was the principal asset acquired by Putnam Retirement Income Fund Lifestyle 1. The net assets of Putnam Retirement Income Fund Lifestyle 1 and Putnam RetirementReady 2015 Fund on November 20, 2015, were $22,912,059 and $49,767,126, respectively. On November 20, 2015,
Putnam RetirementReady 2015 Fund had undistributed net investment income of $7,470, accumulated net realized (loss) of $23,995,600 and unrealized depreciation of $230,204. The aggregate net assets of Putnam Retirement Income Fund Lifestyle 1 immediately following the acquisition were $72,679,185. Assuming the acquisition had been completed on August 1, 2015, the funds pro forma results of operations for the reporting period are as follows:

Net investment income $2,010,523
Net loss on investments $4,562,829
Net decrease in net assets resulting from operations $2,552,306

Because the combined investment portfolios have been managed as a single portfolio since the acquisition was completed, it is not practicable to separate the amounts of revenue and earnings of Putnam RetirementReady 2015 Fund that have been included in Putnam Retirement Income Fund Lifestyle 1s statement of operations for the current fiscal period.